Exhibit 99.1

BKV Corporation Reports Fourth Quarter and Full Year 2024 Results

DENVER, Colorado – February 26, 2025 - BKV Corporation (NYSE: BKV) (“BKV” or the “Company”), today reported financial and operational results for the fourth quarter and full year 2024, as well as provided guidance for 2025.

Fourth Quarter 2024 Highlights
•Adjusted Net Income of $0.8 million, or $0.01 per diluted share
•Adjusted EBITDAX of $71.9 million (excluding Power JV)
•Implied proportionate share of Power JV Adjusted EBITDA of $0.5 million
•Net cash provided by operating activities of $43.8 million
•Adjusted Free Cash Flow of $5.4 million
•Barnett Zero quarterly sequestration of 44,437 metric tons of CO2 equivalent
•Total power generation of 1,228 GWh from the Power JV’s Temple Plants; capacity factor of 37.5%
•Total net production of 774.5 MMcfe/d, well above guidance range of 720 - 750 MMcfe/d
•Capital expenditures of $60.3 million, below the low end of the 4Q guidance range of $65.0 million

Full Year 2024 Highlights

•Adjusted Net Loss of $39.5 million, or $(0.55) per diluted share
•Adjusted EBITDAX of $231.8 million (excluding Power JV)
•Implied proportionate share of Power JV Adjusted EBITDA of $33.9 million
•Net cash provided by operating activities of $118.5 million
•Adjusted Free Cash Flow of $91.6 million and Adjusted Free Cash Flow Margin of 14.9%
•De-levered balance sheet, achieving net debt of $150.1 million and net leverage ratio of 0.65x
•Barnett Zero annual sequestration of 165,069 metric tons of CO2 equivalent (and life-to-date sequestration of 173,325 metric tons of CO2 equivalent through December 31, 2024)
•Total power generation of 7,360 GWh from the Power JV’s Temple Plants; capacity factor of 56.6%
•Total net production of 788.0 MMcfe/d
“In the fourth quarter of 2024, BKV continued to demonstrate strong performance in each of our business lines,” said Chris Kalnin, Chief Executive Officer of BKV. “With the close of our first fiscal year as a public company we are looking forward to an exciting 2025. We continue to prioritize delivering on our current operations goals for each business line, executing on our ambitious growth strategies, and capitalizing on increased opportunities in the power and energy solutions arenas. Our integrated approach, combining natural gas upstream and midstream, power generation, and CCUS provides a winning formula to meet the expected surge in AI-driven demand. We remain dedicated to advancing our CCUS business, and the recent and projected strength in natural gas prices elevates the core of our business, our natural gas upstream operations. BKV’s financial strength, strong operational performance, and the favorable macroeconomic trends we see across each of our business lines position us for continued success in 2025.”

Financial Results
Fourth Quarter 2024
For the three months ended December 31, 2024, total revenues and other operating income for BKV was $119.8 million (including realized hedging gains of $6.2 million). For the three months ended December 31, 2024, net loss for BKV was $57.5 million, or $(0.68) per diluted share (including unrealized hedging losses of $64.5 million and losses from equity affiliate of $17.2 million). Excluding these items and other non-recurring items, Adjusted Net Income for the three months ended December 31, 2024 was $0.8 million. Adjusted Free Cash Flow for the three months ended December 31, 2024 was $5.4 million.

Average realized natural gas price for the fourth quarter of 2024 was $2.10/MMBtu, excluding the impact of derivatives. Including the impact of hedges, average realized price was $2.23/MMBtu.
Full Year 2024
For the year ended December 31, 2024, total revenues and other operating income for BKV was $581.0 million (including realized hedging gains of $112.5 million). For the year ended December 31, 2024, net loss for BKV was $142.9 million, or $(2.00) per diluted share (including unrealized hedging losses of $146.7 million and earnings from equity affiliate of $10.4 million). Excluding these items and other non-recurring items, Adjusted Net Loss for the year ended December 31, 2024 was $39.5 million. Adjusted Free Cash Flow for the year ended December 31, 2024 was $91.6 million resulting in an Adjusted Free Cash Flow margin of 14.9%.
Average realized natural gas price for the year ended December 31, 2024 was $1.69/MMBtu, excluding the impact of hedges. Including the impact of hedges, average realized price was $2.10/MMBtu.

	Three Months Ended December 31,		Year Ended December 31,
($ Millions, except EPS) (1)	2024	2023	2024	2023
Net income (loss)	$(57.5)	$37.5	$(142.9)	$116.9
Adjusted Net Income (Loss), non-GAAP	$0.8	$(29.5)	$(39.5)	$(45.8)
Adjusted EBITDAX, non-GAAP	$71.9	$67.4	$231.8	$251.2
Net income (loss) per common share, diluted	$(0.68)	$0.53	$(2.00)	$1.82
Adjusted EPS, non-GAAP	$0.01	$(0.45)	$(0.55)	$(0.75)
Net cash provided by operating activities	$43.8	$7.9	$118.5	$123.3
Adjusted Free Cash Flow, non-GAAP	$5.4	$41.7	$91.6	$19.0
Adjusted Free Cash Flow Margin, non-GAAP	3.1%	22.0%	14.9%	2.6%
Earnings (losses) from equity affiliate	$(17.2)	$(17.9)	$10.4	$16.9
Development capital expenditures (accrued)	$43.4	$6.3	$81.6	$103.5
CCUS capital expenditures (accrued)	$3.1	$8.2	$10.7	$52.7
Other capital expenditures (accrued)	$13.8	$1.8	$25.3	$7.7
Total capital expenditures (accrued)	$60.3	$16.3	$117.6	$163.9
____________________________________________________
(1) Adjusted Net Income (Loss), Adjusted EBITDAX, Adjusted EPS, Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin are each non-GAAP financial measures. For a definition of each of these non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

BKV-BPP Power’s Income Statement (1)	Three Months Ended December 31,		Year Ended December 31,
($ Millions)	2024	2023	2024	2023
Total revenues, net	$67.0	$47.9	$459.9	$326.6
Depreciation and amortization	9.5	10.8	38.0	31.8
Operating expenses	74.8	52.4	331.4	211.3
Income (loss) from operations	(17.4)	(15.3)	90.5	83.5
Interest expense	(17.8)	(18.7)	(73.1)	(50.5)
Other income (loss)	0.8	(1.8)	3.5	0.9
Net income (loss)	$(34.4)	$(35.7)	$20.8	$33.9
______________________________________________________
(1) This table reflects the financial information of the BKV-BPP Power Joint Venture. Amounts are obtained from its unaudited financial statements for the three months ended December 31, 2023 or the three months or year ended December 31, 2024, or from its audited financial statements for the year ended December 31, 2023, as applicable. BKV owns a 50% interest in the BKV-BPP Power Joint Venture. Amounts are based on BKV-BPP Power's unaudited financial statements.

John Jimenez, BKV’s Chief Financial Officer stated, “Our fourth quarter results underscore BKV’s ongoing operational excellence, highlighted by increased natural gas production volumes and efficient capital spending. The fourth quarter also marked our return to more robust development in anticipation of stronger overall pricing in 2025, a trend we’ve already seen in the early weeks of the year. During 2024, the Company generated positive Adjusted Free Cash Flow, driven by lower capital spend, disciplined execution, and a balanced hedging strategy. While maintaining strong performance in our core upstream business, management remains focused on positioning BKV for growth across all pillars of our energy solutions business, capitalizing on key macroeconomic tailwinds.”

Operational Results
Fourth Quarter and Year-to-Date 2024
Power JV
For the fourth quarter 2024 and the full year ended December 31, 2024, the Temple I and II power plants (the “Temple Plants”) reported a capacity factor of 37.5% and 56.6%, respectively, with total power generation of 1,228 GWh for the quarter and 7,360 GWh for the year. Average power pricing was $36.90/MWh for the quarter and $37.76/MWh for the year. The average natural gas cost was $2.50/MMBtu in the fourth quarter and $2.26 MMBtu for the year, resulting in an average spark spread of $19.37/MWh and $21.96/MWh, respectively.
The fourth quarter 2024 was characterized by moderate power demand and pricing, as expected during the shoulder season, as well as lower generation and capacity factor due to planned seasonal readiness and scheduled major maintenance on the Temple Plants.
BKV’s implied proportionate share of Power JV net loss for the three months ended December 31, 2024 was $17.2 million, compared to $17.9 million for the three months ended December 31, 2023. BKV’s implied proportionate share of net income from the Power JV was $10.4 million for the year ended December 31, 2024, compared to $16.9 million for the year ended December 31, 2023.
BKV’s implied proportionate share of Power JV Adjusted EBITDA was $0.5 million for the three months ended December 31, 2024 compared to $0.2 million for the three months ended December 31, 2023. BKV’s implied proportionate share of Power JV Adjusted EBITDA was $33.9 million for the year ended December 31, 2024, compared to $94.9 million for the year ended December 31, 2023.
BKV sees substantial growth potential in its Power JV, fueled by macroeconomic trends such as rising power demand in ERCOT, the rapid expansion of the data center market, and the accelerated adoption of AI.
Carbon Capture Utilization and Sequestration (“CCUS”)
The Company’s Barnett Zero project has now been in operation for more than a year. The Barnett Zero project sequestered 44,437 metric tons of CO2 equivalent during the three months ended December 31, 2024. The Barnett Zero facility has sequestered approximately 173,325 metric tons of CO2 equivalent since project start up in November 2023 through December 31, 2024.

BKV’s Cotton Cove project remains on track for first injection in the first half of 2026, subject to the receipt of all required permits. During the fourth quarter of 2024, a Monitoring, Reporting, and Verification Plan (“MRV”) for the project was submitted to the EPA for approval and the Texas Railroad Commission approved the project’s injection permit for a Class II well with drilling expected to commence in the third quarter of 2025.
During the fourth quarter, BKV also reached final investment decision on a new CCUS project to be developed in partnership with a leading diversified midstream energy company that is currently operating a natural gas plant in south Texas. The natural gas processing plant, located near the city of Freer, processes natural gas produced in the Eagle Ford Shale. In connection with this new CCUS project, BKV expects to purchase the plant’s CO2 waste stream, which will then be compressed, transported, and permanently sequestered via BKV’s Class II injection well at an adjacent site. BKV expects to receive 100% of the environmental attributes associated with the CCUS project and Section 45Q tax credits. The Texas Railroad Commission has approved the project’s Class II injection well and an MRV plan has been submitted to the EPA for approval. The project is expected to commence sequestration operations in the first quarter of 2026 (subject to receipt of all required permits), and the facility is forecasted to achieve an average sequestration rate of approximately 90,000 metric tons per year of CO2 equivalent.
BKV’s de-levered balance sheet and operating cash flow enable the Company to self-fund its near-term CCUS projects. The Company is in active negotiations with a large, global energy transition investor, to support BKV’s long-term vision for its CCUS business and the execution of its closed-loop strategy.
Upstream & Midstream
Total hydrocarbon production for the three months ended December 31, 2024 was 774.5 MMcfe/d, which consisted of 79% natural gas and 21% NGLs. This is compared to total production for the three months ended December 31, 2023 of 838.4 MMcfe/d, which consisted of 79% natural gas and 21% NGLs. Fourth quarter production exceeded the previously guided range of 720-750 MMcfe/d due to several factors, including better than forecasted well performance on new development, effective base decline management, and accelerated pace of new development.
For the year ended December 31, 2024, total hydrocarbon production was 788.0 MMcfe/d, which consisted of 79% natural gas and 21% NGLs. This is compared to total hydrocarbon production of 859.7 MMcfe/d for the year ended December 31, 2023, which consisted of 80% natural gas and 20% NGLs.
The decrease in production volumes for the fourth quarter compared to the same period in 2023 is primarily attributable to the sale of the Company’s non-operated upstream assets in the Marcellus Shale in the Appalachian Basin of Northeastern Pennsylvania (“NEPA”) in the second quarter of 2024. This impacted fourth quarter volumes by approximately 28 MMcfe/d. For the full year, the decrease in production volumes compared to the prior year was partially due to base decline resulting from lower capital spending and was further impacted by the sale of these non-operated upstream assets, which reduced volumes by approximately 14 MMcfe.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Production
Net production per day (MMcfe/d)	774.5	838.4	788.0	859.7
Natural gas (MMcf)	56,469	61,076	228,682	249,766
NGL (MBbls)	2,443	2,649	9,858	10,554
Oil (MBbls)	21	27	96	119
Total (MMcfe)	71,253	77,132	288,406	313,804
Natural Gas Pricing ($/Mcf)
Average NYMEX Henry Hub price	$2.79	$2.88	$2.27	$2.74
Differential	$(0.69)	$(0.74)	$(0.58)	$(0.70)
Realized prices, excluding derivatives	$2.10	$2.14	$1.69	$2.04
Realized prices, including derivatives	$2.23	$2.33	$2.10	$2.23
NGLs ($/Bbl)
Realized prices, excluding derivatives	$17.76	$17.42	$16.79	$17.80
Realized prices, including derivatives	$17.30	$17.52	$17.19	$17.55
Oil ($/Bbl)
Realized prices	$61.33	$69.81	$68.81	$70.97
Average Operating Cash Costs ($/Mcfe)
Lease operating and workover	$0.49	$0.47	$0.47	$0.48
Taxes other than income	$0.04	$0.17	$0.12	$0.23
Gathering and transportation costs	$0.80	$0.85	$0.77	$0.79
Total	$1.33	$1.49	$1.36	$1.50

Capital Expenditures
Capital expenditures in the fourth quarter of 2024 were $60.3 million, which included $42.8 million for development capital, $3.1 million for CCUS, and $14.4 million for other expenditures. Capital expenditures for the same period in 2023 were $16.3 million, which included $7.6 million for development capital and $8.7 million for CCUS. Capital expenditures for the year ended December 31, 2024 were $117.6 million, which included $82.2 million for development capital, $10.7 million for CCUS, and $24.7 million for other expenditures. Capital expenditures for the same period in 2023 were $163.9 million, which included $109.6 million for development capital, $52.2 million for CCUS, and $2.1 million for other expenditures.
Liquidity
As of December 31, 2024, BKV had cash and cash equivalents of $14.9 million.
Total debt as of December 31, 2024 was $165.0 million, which was made up solely of the amount outstanding under the Company’s reserve-based lending agreement (“RBL”). Net debt as of December 31, 2024 was $150.1 million, and net leverage ratio was 0.65x. BKV’s long-term net leverage target is to manage between 1.0x to 1.5x. As of December 31, 2024, total liquidity for BKV was $435.8 million. Total liquidity consists of $14.9 million in cash and cash equivalents and $420.9 million available under the Company’s RBL. RBL availability is based on the elected commitment amount of $600.0 million, less $165.0 million of draws, and $14.1 million of letters of credit.
2025 Guidance

Accrued Capital Expenditures and Net Production ($ Millions)	Q1 2025	FY 2025
Development	$60 - $70	$205 - $235
CCUS and other	$15 - $20	$115 - $145
Total capital expenditures	$75 - $90	$320 - $380

Net production (MMcfe/d)	740 - 770	755 - 790

Per Unit Operating Costs ($/Mcfe)
Lease operating and workover	$0.52 - $0.54	$0.48 - $0.52
Gathering and transportation	$0.80 - $0.84	$0.80 - $0.84
General and administrative (excl. stock comp)	$0.32 - $0.35	$0.32 - $0.35
General and administrative (stock comp)	$0.06 - $0.07	$0.06 - $0.07

Natural Gas Price ($/Mcfe)
Average differential	$(0.50) - $(0.60)	$(0.50) - $(0.65)

Power ($ Millions)
Power JV Adjusted EBITDA	$6 - $10	$130 - $170

Full Year and Fourth Quarter 2024 Earnings Conference Call
The Company plans to host a conference call to discuss results today, February 26, 2025 at 10 AM EST. To access the conference call, participants may dial (877) 407-0779 (US) or (201) 389-0914 (international). Participants can also listen to a live webcast of the call by going to the Investors section on the BKV website at www.ir.bkv.com. A replay will be available shortly after the live conference call and can be accessed on the Company’s website or by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13751333. The replay will be available for 60 days after the call.

About BKV Corporation
Headquartered in Denver, Colorado, BKV Corporation is a forward-thinking, growth-driven energy company focused on creating value for its stockholders. BKV's core business is to produce natural gas from its owned and operated upstream assets. BKV’s overall business is organized into four business lines: natural gas production; natural gas gathering, processing and transportation; power generation; and carbon capture, utilization and sequestration. BKV (and its predecessor entity) was founded in 2015, and BKV and its employees are committed to building a different kind of energy company. BKV is one of the top 20 gas-weighted natural gas producers in the United States and the largest natural gas producer by gross operated volume in the Barnett Shale. BKV Corporation is the parent company for the BKV family of companies. For more information, visit the BKV website at www.bkv.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are not historical facts, include statements regarding BKV’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and often contain words such as “expect,” “project,” “estimate,” “believe,” “anticipate,” “intend,” “budget,” “plan,” “seek,” “aspire,” “envision,” “forecast,” “target,” “predict,” “may,” “should,” “would,” “could,” “will,” and similar expressions. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. All forward-looking statements, expressed or implied, in this press release are based only on information currently available to BKV and speak only as of the date on which they are made. BKV undertakes no obligation to release publicly any update to any of these forward-looking statements except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding our ability to successfully fund, pursue and develop our CCUS business; expected increase in demand for power and our ability to serve that demand from our power business, our ability to develop, market and sell our carbon sequestered gas product; and management's outlook guidance or forecasts of future events, including projected capital expenditures, production volumes, operating costs, pricing differentials, and Power JV Adjusted EBITDA. For further discussions of risks and uncertainties applicable to forward-looking statements, you should refer to BKV’s filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of the prospectus filed by BKV with the SEC pursuant to Rule 424(b) of the Securities Act on September 26, 2024.

Investor Contacts:
David Tameron
BKV Corporation
Vice President, Strategic Finance and Investor Relations
InvestorRelations@bkvcorp.com

Caldwell Bailey
ICR, Inc.
BKVIR@ircinc.com

BKV CORPORATION
CONSOLIDATED BALANCE SHEETS
($ thousands, except per share amounts)
(Unaudited)

	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$14,868	$25,407
Restricted cash	—	139,662
Accounts receivable, net	50,478	48,500
Accounts receivable, related parties	15,371	559
Prepaid expenses	7,638	3,837
Inventory	6,255	9,935
Commodity derivative assets, current	—	84,039
Other current assets	—	218
Total current assets	94,610	312,157
Natural gas properties and equipment
Developed properties	2,315,167	2,370,156
Undeveloped properties	10,757	15,846
Midstream assets	276,644	318,855
Accumulated depreciation, depletion, and amortization	(714,287)	(579,415)
Total natural gas properties, net	1,888,281	2,125,442
Other property and equipment, net	97,300	83,935
Goodwill	18,417	18,417
Investment in joint venture	115,173	104,750
Commodity derivative asset	—	18,508
Other noncurrent assets	17,307	19,937
Total assets	$2,231,088	$2,683,146

Liabilities, mezzanine equity, and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$121,366	$149,173
Contingent consideration payable	20,000	20,000
Income taxes payable to related party	1,438	864
Commodity derivative liabilities	20,277	—
Credit facilities	—	127,000
Current portion of long-term debt, net	—	112,373
Other current liabilities	3,124	2,849
Total current liabilities	166,205	412,259
Asset retirement obligations	198,795	193,205
Contingent consideration	—	29,676
Commodity derivative liabilities	47,357	—
Note payable to related party	—	75,000
Deferred tax liability, net	91,713	136,524
Long-term debt, net	165,000	339,663
Other noncurrent liabilities	5,469	11,652
Total liabilities	674,539	1,197,979
Commitments and contingencies
Mezzanine equity
Common stock - minority ownership puttable shares; 0 and 2,403 authorized shares as of December 31, 2024 and 2023, respectively; and 0 and 2,403 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	59,988
Equity-based compensation	—	126,966
Total mezzanine equity	—	186,954
Stockholders' equity
Common stock, $0.01 par value; 300,000 authorized shares; 84,600 and 63,873 shares issued and outstanding as of December 31, 2024 and 2023, respectively	1,512	1,283
Treasury stock, shares at cost; 214 shares and 213 shares as of December 31, 2024 and 2023, respectively	(6,663)	(4,582)
Additional paid-in capital	1,437,202	1,034,144

BKV CORPORATION
CONSOLIDATED BALANCE SHEETS
($ thousands, except per share amounts)
(Unaudited)

Retained earnings	124,498	267,368
Total stockholders' equity	1,556,549	1,298,213
Total liabilities, mezzanine equity, and stockholders' equity	$2,231,088	$2,683,146

BKV CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
($ thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Revenues and other operating income
Natural gas, NGL, and oil sales	$163,077	$178,830	$557,570	$706,151
Midstream revenues	2,392	3,941	12,560	16,168
Derivative gains (losses), net	(58,295)	112,469	(34,152)	238,743
Marketing revenues	1,963	2,042	10,668	8,710
Gain on sales of assets	3,819	1,676	10,603	1,984
Related party and other	6,826	3,015	23,732	8,251
Total revenues and other operating income	119,782	301,973	580,981	980,007
Operating expenses
Lease operating and workover	34,763	36,454	136,991	150,647
Taxes other than income	3,106	13,069	35,009	72,290
Gathering and transportation	56,765	65,916	222,391	248,990
Depreciation, depletion, amortization, and accretion	48,688	92,747	217,533	223,370
General and administrative	30,930	33,723	104,473	114,688
Other	1,799	1,909	19,385	12,625
Total operating expenses	176,051	243,818	735,782	822,610
Income (loss) from operations	(56,269)	58,155	(154,801)	157,397
Other income (expense)
Gains (losses) on contingent consideration liabilities	(297)	14,262	9,676	38,375
Earnings (losses) from equity affiliate	(17,179)	(17,927)	10,423	16,865
Loss on early extinguishment of debt	—	—	(13,877)	—
Interest expense	(5,139)	(15,496)	(45,582)	(69,942)
Interest expense, related party	—	(1,995)	(5,181)	(7,078)
Interest income	253	1,583	3,859	3,138
Other income	7,639	4,142	9,008	6,388
Income (loss) before income taxes	(70,992)	42,724	(186,475)	145,143
Income tax benefit (expense)	13,535	(5,184)	43,605	(28,225)
Net income (loss)	$(57,457)	$37,540	$(142,870)	$116,918

Net income (loss) per common share:
Basic	$(0.68)	$0.57	$(2.00)	$1.93
Diluted	$(0.68)	$0.53	$(2.00)	$1.82

Weighted average number of common shares outstanding:
Basic	84,387	66,276	71,288	60,730
Diluted	84,387	70,340	71,288	64,380

BKV CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ thousands)
(Unaudited)

	Year ended December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(142,870)	$116,918
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization, and accretion	217,892	224,427
Equity-based compensation expense	16,316	25,756
Deferred income tax (benefit) expense	(44,811)	32,394
Unrealized (gains) losses on derivatives, net	146,679	(148,564)
Gains on contingent consideration liabilities	(9,676)	(38,375)
Settlement of contingent consideration	(20,000)	(65,000)
Proceeds from the sale of call options	23,502	—
Gains on sales of assets	(10,603)	(1,984)
Transaction costs from sales of assets	(3,898)	—
Earnings from equity affiliate	(10,423)	(16,865)
Loss on early extinguishment of debt	13,877	—
Distribution from equity affiliate	—	10,000
Other, net	(3,437)	3,029
Changes in operating assets and liabilities:
Accounts receivable, net	(4,652)	86,477
Accounts receivable, related party	(14,812)	(143)
Accounts payable and accrued liabilities	(32,165)	(98,238)
Other changes in operating assets and liabilities	(2,381)	(6,533)
Net cash provided by operating activities	118,538	123,299
Cash flows from investing activities:
Acquisition of natural gas properties	—	(4,889)
Capital expenditures	(100,916)	(187,716)
Proceeds from sales of assets	137,631	6,444
Loan advanced to equity affiliate	—	(8,000)
Loan repayment from equity affiliate	—	8,000
Other investing activities, net	(649)	8,090
Net cash provided by (used in) investing activities	36,066	(178,071)
Cash flows from financing activities:
Proceeds from issuance of common stock in initial public offering, net of underwriting discounts and commissions	265,661	—
Proceeds from the issuance of common stock	—	150,005
Proceeds from notes payable from related party	—	17,000
Payments on notes payable to related party	(75,000)	(17,000)
Proceeds under RBL Credit Agreement	580,000	—
Payments on RBL Credit Agreement	(415,000)	—
Payment on term loan agreement	(456,000)	(114,000)
Payment of debt issuance costs	(8,054)	—
Proceeds from draws on credit facilities	44,000	375,500
Payments on credit facilities	(171,000)	(338,500)
Payments of deferred offering costs	(3,879)	(2,901)
Debt extinguishment costs	(10,213)	—
Net share settlements, equity-based compensation	(53,239)	(2,961)
Other financing activities	(2,081)	(430)
Net cash provided by (used in) financing activities	(304,805)	66,713
Net increase (decrease) in cash, cash equivalents, and restricted cash	(150,201)	11,941
Cash, cash equivalents, and restricted cash, beginning of period	165,069	153,128
Cash, cash equivalents, and restricted cash, end of period	$14,868	$165,069

Proved Reserves

SEC Pricing

As of December 31, 2024, the Company reported total proved reserves of 3.1 Tcfe, a decrease of 961.9 Bcfe, or (23)%, compared to December 31, 2023 due to decreased commodity pricing and changes in our planned drilling activity, which resulted in downward revisions and also the disposition of the BKV Chaffee Corners, LLC and certain non-operated upstream assets held by BKV Chelsea, LLC. During the year ended December 31, 2024, proved undeveloped reserves was estimated at 262.6 Bcfe, a decrease of 443.8 Bcfe, or (63)% compared to December 31, 2023.

The following table presents the Company’s reserves at SEC pricing, standardized measure of discounted future net cash flow (the “Standardized Measure”), and PV-10:

	December 31, 2024
SEC pricing (1)	Proved Developed	Proved Undeveloped	Total

Reserves (Bcfe)	2,869	263	3,132
PV-10 (millions) (2)			$672
Present value of future income taxes discounted at 10%			$(39)
Standardized Measure (millions)			$633
____________________________________________________
(1) Prices for natural gas, oil, and NGLs used in preparing our estimated proved reserves and the associated PV-10 Value based on SEC Pricing at December 31, 2024 were $2.13 per MMBtu (Henry Hub), $75.48 per Bbl (WTI Cushing), and NGL pricing equal to 29.5% of WTI Cushing, respectively.
(2) PV-10 is a non-GAAP financial measure. Please see “Supplemental Non-GAAP Financial Measures” below.

NYMEX Pricing

As of December 31, 2024, the Company reported total proved reserves of 4.9 Tcfe, a decrease of 32.9 Bcfe or less than (1)% compared to December 31, 2023. Reserves using NYMEX pricing were consistent between periods due to comparable forward prices.

The following table presents the Company’s reserves at NYMEX pricing:

	December 31, 2024
NYMEX pricing (1)	Proved Developed	Proved Undeveloped	Total

Reserves (Bcfe)	3,693	1,224	4,917
PV-10 (millions) (2)			$2,446
Present value of future income taxes discounted at 10%			$(456)
Standardized Measure (millions)			$1,990
________________________________________________
(1) NYMEX strip pricing is as of market close on December 31, 2024.
(2) PV-10 is a non-GAAP financial measure. Please see “Supplemental Non-GAAP Financial Measures” below.

Volume of Derivative Activities

As of December 31, 2024, the Company’s derivative activities based on volume and contract prices, categorized by primary underlying risk and related commodity, by year, were as follows:

The following table represents natural gas commodity derivatives indexed to NYMEX Henry Hub pricing:

Instrument	MMBtu	Weighted Average Price (USD)	Weighted Average Price Floor	Weighted Average Price Ceiling	Fair Value as of December 31, 2024 ($ thousands)
2025
Swap	104,225,000	$3.40			$(12,460)
Collars	13,360,000		$3.71	$4.11	$4,017
2026
Swap	57,825,000	$3.60			$(18,419)
Collars	25,550,000		$3.67	$4.19	$(78)
Call options	36,500,000			$5.00	$(11,640)
2027
Collars	29,200,000		$3.53	$3.93	$(2,337)
Call options	36,500,000			$5.00	$(12,365)
The following table represents natural gas basis derivatives based on the applicable basis reference price listed below:

Instrument	Basis Reference Price	MMBtu	Weighted Average Basis Differential	Fair Value as of December 31, 2024 ($ thousands)
2025
Swap	Transco Leidy Basis	12,775,000	$(0.86)	$(1,750)
Swap	HSC Basis	29,200,000	$(0.45)	$(3,630)

The following table represents natural gas liquids commodity derivatives for contracts, by contract type, expiring through December 31, 2026 based on the applicable index listed below:

Instrument	Commodity Reference Price	Gallons	Weighted Average Price (USD)	Fair Value as of December 31, 2024 ($ thousands)
2025
Swap	OPIS Purity Ethane Mont Belvieu	119,595,000	$0.24	$(1,374)
Swap	OPIS IsoButane Mont Belvieu Non-TET	8,515,500	$0.89	$(1,307)
Swap	OPIS Normal Butane Mont Belvieu Non-TET	10,998,750	$0.85	$(1,623)
Swap	OPIS Propane Mont Belvieu Non-TET	46,882,500	$0.75	$(1,409)
Swap	OPIS Natural Gasoline Mont Belvieu Non-TET	17,220,000	$1.42	$(741)
2026
Swap	OPIS Purity Ethane Mont Belvieu	94,762,500	$0.25	$(2,028)
Swap	OPIS IsoButane Mont Belvieu Non-TET	2,388,750	$0.84	$(120)
Swap	OPIS Normal Butane Mont Belvieu Non-TET	10,053,750	$0.82	$(208)
Swap	OPIS Propane Mont Belvieu Non-TET	37,327,500	$0.70	$(581)
Swap	OPIS Natural Gasoline Mont Belvieu Non-TET	16,275,000	$1.40	$419

Supplemental Non-GAAP Financial Measures
Adjusted Net Income (Loss) and Adjusted EPS
The Company defines Adjusted Net Income (Loss) as net income (loss) before (i) non-cash derivative gains (losses), (ii) earnings or losses from equity affiliate, (iii) gains (losses) on contingent consideration liabilities, (iv) certain equity-based compensation expense, (v) the portion of settlements paid (received) for early-terminated derivative contracts that relate to future periods, (vi) other nonrecurring transactions, and (vii) the tax impact on these adjustments using a 23% statutory rate. The Company defines Adjusted EPS as Adjusted Net Income (Loss) divided by dilutive weighted average common shares outstanding.

We believe Adjusted Net Income (Loss) and Adjusted EPS are useful performance measures because they allow us to effectively evaluate our operating performance and results of operations from period to period and against our peers, without regard to our financing methods, corporate form, capital structure, or one-time events. We exclude the items listed above from net income (loss) in arriving at Adjusted Net Income (Loss) and Adjusted EPS because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Our presentation of Adjusted Net Income (Loss) and Adjusted EPS should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Other companies, including other companies in our industry, may not use Adjusted Net Income (Loss) and Adjusted EPS or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

The table below presents a reconciliation of Adjusted Net Income (Loss) to net income, our most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended December 31,		Year ended December 31,
($ Thousands, except EPS)	2024	2023	2024	2023
Net income (loss)	$(57,457)	$37,540	$(142,870)	$116,918
Adjustment to net income (loss):
Unrealized (gain) loss on derivatives	64,537	(93,284)	146,679	(148,564)
(Earnings) losses from equity affiliate	17,179	17,927	(10,423)	(16,865)
Change in contingent consideration liabilities	297	(14,262)	(9,676)	(38,375)
Release of legal claims	(5,269)	—	(5,269)	—
Acceleration of equity-based compensation due to IPO	—	—	10,508	—
Gain on sales of non-operated interest in proved reserves	(1,112)	—	(6,563)	—
Loss on extinguishment of debt	—	—	13,877	—
Early settlement of derivative contracts (1)	—	(7,577)	(13,250)	(46,701)
Early settlements of derivative contracts related to the current period (2)	—	10,082	8,350	39,124
Total adjustments before taxes	75,632	(87,114)	134,233	(211,381)
Tax effect of adjustments	(17,395)	20,036	(30,874)	48,618
Total adjustments after taxes	58,237	(67,078)	103,359	(162,763)

Adjusted Net Income (Loss)	$780	$(29,538)	$(39,511)	$(45,845)

Adjusted Net Income (Loss) per basic share	$0.01	$(0.45)	$(0.55)	$(0.75)
Adjusted Net Income (Loss) per diluted share	$0.01	$(0.45)	$(0.55)	$(0.75)

Basic weighted-average shares of common stock outstanding	84,387	66,276	71,288	60,730
Add dilutive effects of TRSUs (3)	123	—	—	—
Add dilutive effects of PRSUs (3)	—	—	—	—
Diluted weighted-average common shares outstanding	84,510	66,276	71,288	60,730
_________________________________________________
(1) Reflects total cash settlements during the period upon termination of certain natural gas commodity derivative swap and collar contracts prior to their contractual settlement date.
(2) When evaluating our operating performance and results of operations, early settlements of derivative contracts are “related to” the period that includes the underlying production month that was hedged. This adjustment removes the timing difference between the early termination date and the underlying production month that is hedged.
(3) Net losses are prohibited from including potential common shares in the computation of diluted per share amounts. Therefore, we have utilized the basic shares outstanding to calculate both basic and diluted Adjusted Net Loss per common share.

Adjusted EBITDAX
The Company defines Adjusted EBITDAX as net income (loss) attributable to BKV before (i) non-cash derivative gains (losses), (ii) depreciation, depletion, amortization and accretion, (iii) exploration and impairment expense, (iv) gains (losses) on contingent consideration liabilities, (v) interest expense, (vi) interest expense, related party, (vii) income tax benefit (expense), (viii) equity-based compensation expense, (ix) bargain purchase gains, (x) earnings or losses from equity affiliate, (xi) the portion of settlements paid (received) for early-terminated derivative contracts that relate to future periods and (xii) other nonrecurring transactions.

The Company excludes the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Other companies, including other companies in our industry, may not use Adjusted EBITDAX or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by our management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, rating agencies and others to more effectively evaluate our operating performance and results of operations from period to period and against our peers. We believe Adjusted EBITDAX is a useful performance measure because it allows us to effectively evaluate our operating performance and results of operations from period to period and against our peers, without regard to our financing methods, corporate form or capital structure.

The table below presents a reconciliation of Adjusted EBITDAX to net income, our most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
($ Thousands)	2024	2023	2024	2023
Net income (loss)	$(57,457)	$37,540	$(142,870)	$116,918
Add back (subtract):
Unrealized derivative (gains) losses	64,537	(93,284)	146,679	(148,564)
Forward month gas settlement (1)	9,858	(7,094)	9,543	(9,807)
Depreciation, depletion, amortization, and accretion	48,781	93,038	217,892	224,427
Exploration and impairment expense	—	—	—	—
Change in contingent consideration liabilities (earnout adjustment)	297	(14,262)	(9,676)	(38,375)
Release of legal claims	(5,269)	—	(5,269)	—
Interest expense	5,139	15,496	45,582	69,942
Interest expense, related party	—	1,995	5,181	7,078
Loss on early extinguishment of debt	—	—	13,877	—
Income tax (benefit) expense	(13,535)	5,184	(43,605)	28,225
Equity-based compensation expense	3,497	8,364	16,316	25,756
Gain on sales of non-operated interest in proved reserves	(1,112)	—	(6,563)	—
(Earnings) losses from equity affiliate	17,179	17,927	(10,423)	(16,865)
Early settlement of derivative contracts (2)	—	(7,577)	(13,250)	(46,701)
Early settlements of derivative contracts related to the current period (3)	—	10,082	8,350	39,124
Adjusted EBITDAX	$71,915	$67,409	$231,764	$251,158
________________________________________________
(1) Natural gas derivative contracts settle and are realized in the month prior to the production covered by the contract. This adjustment removes the timing difference between the settlement date and the underlying production month that is hedged.

(2) Reflects total cash settlements during the period upon termination of certain natural gas commodity derivative swap and collar contracts prior to their contractual settlement date.
(3) When evaluating our operating performance and results of operations, early settlements of derivative contracts are “related to” the period that includes the underlying production month that was hedged. This adjustment removes the timing difference between the early termination date and the underlying production month that is hedged.

Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
We define Adjusted Free Cash Flow as net cash provided by (used in) operating activities, excluding cash paid for contingent consideration and changes in operating assets and liabilities, less total cash paid for capital expenditures (excluding leasehold costs and acquisitions).

Adjusted Free Cash Flow is not a measure of net cash flow provided by or used in operating activities as determined by GAAP. Adjusted Free Cash Flow is a supplemental non-GAAP financial measure that is used by our management and other external users of our financial statements, such as industry analysts, investors, lenders, rating agencies and others to assess our ability to internally fund our capital program, service or incur additional debt and to pay dividends. We believe Adjusted Free Cash Flow is a useful liquidity measure because it allows us and others to compare cash flow provided by operating activities across periods and to assess our ability to internally fund our capital program (including acquisitions), to reduce leverage, fund acquisitions and pay dividends to our stockholders. We define Adjusted Free Cash Flow Margin as the ratio of Adjusted Free Cash Flow for any period to total revenues, excluding derivative gains and losses, for such period. We use this metric to assess our liquidity relative to our revenues. Adjusted Free Cash Flow Margin illustrates the efficiency with which the Company generates Adjusted Free Cash Flow. Adjusted Free Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss) or net cash provided by (used in) operating activities determined in accordance with GAAP. Other companies, including other companies in our industry, may not use Adjusted Free Cash Flow or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

The table below presents our reconciliation of Adjusted Free Cash Flow to net cash provided by operating activities, our most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
($ Thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$43,762	$7,868	$118,538	$123,299
Cash paid for contingent consideration (1)	—	—	20,000	65,000
Change in operating assets and liabilities	9,824	60,465	54,010	18,437
Cash paid for capital expenditures (excl. leasehold costs, acquisitions)	(48,142)	(26,648)	(100,916)	(187,716)
Adjusted Free Cash Flow (2)	$5,444	$41,685	$91,632	$19,020
__________________________________________
(1) Cash paid for contingent consideration is included as a deduction to arrive at net cash provided by (used in) operating activities and therefore, is added back for the purpose of computing Adjusted Free Cash Flow.
(2) The early termination of derivative contracts increased Adjusted Free Cash Flow by $7.6 million for the three months ended December 31, 2023 and $13.3 million and$46.7 million for the years ended December 31, 2024 and 2023, respectively. In addition, Adjusted Free Cash Flows increased by $23.5 million for the year ended December 31, 2024 due to the net premium received of $23.5 million from the sale of a call option.

Power JV Adjusted EBITDA
We define Power JV Adjusted EBITDA as net income (loss) of BKV-BPP Power LLC (the “Power JV”) before (i) unrealized derivative gains/losses, (ii) depreciation and amortization, and (iii) interest expense.

The items listed above are excluded from the Power JV’s net income (loss) in arriving at Power JV Adjusted EBITDA because these amounts can vary substantially from company to company within the power industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Power JV Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Other companies, including other companies in the power industry, may not use Adjusted EBITDA or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

Power JV Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by our management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, rating agencies and others to more effectively evaluate our and the Power JV’s operating performance and results of operations from period to period and against our peers. We believe our investment in the Power JV is a strategic differentiator for BKV’s integrated energy solutions model. Investors in BKV may be interested in the results of the Power JV and the respective impact to BKV’s financial results. We believe Power JV Adjusted EBITDA is a useful performance measure because it allows us to effectively evaluate the Power JV’s operating performance and results of operations from period to period and against peers, without regard to financing methods, corporate form or capital structure.

The table below presents our reconciliation of Power JV Adjusted EBITDA to its net income (loss), the most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
($ Thousands)	2024	2023	2024	2023 (1)
Net income (loss)	$(34,358)	$(35,716)	$20,846	$33,868
Add back:
Unrealized derivative (gains) losses	7,992	6,625	(64,061)	73,617
Depreciation and amortization	9,528	10,772	37,967	31,752
Interest expense	17,761	18,683	73,147	50,524
Power JV Adjusted EBITDA	$923	$364	$67,899	$189,761
____________________________________________
(1) Includes six months of operations from Temple II following its acquisition by BKV-BPP Power in July 2023.

PV-10

PV-10 refers to the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%. PV-10 is not a financial measure calculated in accordance with GAAP because it does not include the effects of income taxes on future net revenues. PV-10 is derived from the Standardized Measure, which is the most directly comparable GAAP financial measure. Neither PV-10 nor Standardized Measure represent an estimate of the fair market value of our oil and natural gas properties. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and gas properties. It is not intended to represent the current market value of our estimated reserves. PV-10 should not be considered in isolation or as a substitute for the Standardized Measure reported in accordance with GAAP, but rather should be considered in addition to the Standardized Measure.